Exhibit 99.1

COMPANY CONTACT:	Vion Pharmaceuticals, Inc. Alan Kessman, Chief Executive Officer Howard B. Johnson, President & CFO (203) 498-4210
VION PHARMACEUTICALS REPORTS
2009 THIRD QUARTER AND NINE-MONTH RESULTS
Company to hold Conference Call on November 12, 2009
NEW HAVEN, CT, November 10, 2009 — VION PHARMACEUTICALS, INC. (OTC BULLETIN BOARD: VION) today announced financial results for the three-month and nine-month periods ending September 30, 2009.
For the third quarter of 2009, the Company reported a net loss of $6.2 million, or $0.78 per share, compared with a net loss of $6.8 million, or $0.92 per share, for the same 2008 period. Weighted-average common shares outstanding for the three-month periods ended September 30, 2009 and 2008 were 8.0 million and 7.4 million, respectively.
For the nine-month period, the net loss was $17.1 million, or $2.15 per share, compared with a net loss of $22.9 million, or $3.12 per share, for the same 2008 period. Weighted-average common shares outstanding for the nine-month periods ended September 30, 2009 and 2008 were 8.0 million and 7.4 million, respectively.
In the quarter, the Oncologic Drugs Advisory Committee (ODAC), which is the cancer drug advisory panel of the U.S. Food and Drug Administration (FDA), voted in favor of requiring Vion to complete a randomized study defining the efficacy and safety of the Company’s lead oncology therapeutic Onrigin™ (laromustine) Injection prior to receiving regulatory approval from the FDA. Vion currently does not have the funds to conduct such a randomized trial.
On October 12, 2009, the Company announced it had hired the investment banking firm Merriman Curhan Ford & Co. to assist in evaluating its strategic alternatives. These alternatives include any combination of a restructuring of the Company and its debt and a sale of the Company or its assets. The Company may also consider financing options. The Company expects its strategic review to be completed in the fourth quarter of 2009. The outcome of the Company’s strategic review will determine whether the Company continues operations or whether it curtails or ceases operations, liquidates its assets and/or files for bankruptcy.
The Company ended the third quarter of 2009 with cash and cash equivalents totaling $18.9 million. The Company’s review of its strategic alternatives will determine the Company’s future operations, if any, and levels of cash expenditures and employee staffing. It is likely that, without additional financing, the cash and cash equivalents will not be adequate to fund operations for the next twelve months.
About Vion Pharmaceuticals
Vion Pharmaceuticals, Inc. is committed to extending the lives and improving the quality of life of cancer patients worldwide by developing and commercializing innovative oncology therapeutics. Vion has two agents in clinical trials, Onrigin™ (laromustine) Injection and Triapine®. The Company has submitted a New Drug Application to the FDA for Onrigin™ for remission induction treatment for patients sixty years of age or older with de novo poor-risk AML. The FDA’s Oncologic Drug Advisory Committee has recommended to the FDA that a randomized trial for Onrigin™ be completed prior to regulatory approval. Triapine®, a potent inhibitor of a key step in DNA synthesis, is being evaluated in clinical trials sponsored by the National Cancer Institute. For additional information on Vion and its product development programs, visit the Company’s Internet web site at www.vionpharm.com.
This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion’s plans to differ or results to vary from those expected, including Vion being unsuccessful in achieving its strategic alternatives, including any combination of a restructuring of the Company and its debt, a sale of the Company or its assets, and raising new capital, in which case it may have to consider curtailing or ceasing operations, liquidating its assets and/or filing for bankruptcy, Vion’s potential inability to obtain regulatory approval for its products, particularly Onrigin™(laromustine) Injection, delays in the regulatory approval process, particularly for Onrigin™, delays or unfavorable results of drug trials, the possibility that favorable results of earlier preclinical studies, clinical trials or interim clinical trial data are not confirmed by safety and efficacy results in later or final clinical trials, the need for additional research and testing, including the need for a randomized trial of Onrigin™ prior to regulatory approval in accordance with the recommendation of the Oncologic Drug Advisory Committee, the inability to manufacture product, the potential inability to secure external sources of funding to continue operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, and a variety of other risks set forth from time to time in Vion’s filings with the Securities and Exchange Commission, including but not limited to the risks attendant to the forward-looking statements included under Item 1A, “Risk Factors” in Vion’s Form 10-K for the year ended December 31, 2008 and Vion’s Form 10-Q for the quarter ended September 30, 2009. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Conference Call
The Company will hold a conference call at 8:30 a.m. Eastern Time on November 12, 2009 to discuss its operations and financial results.
To participate in the conference call, please dial (800) 591-6923 in the U.S. ((617) 614-4907 for international callers) at least 15 minutes before the start of the call. When prompted for a pass code, please enter 24266649.
An audio webcast of the call will be accessible at www.vionpharm.com. Those who wish to listen to the conference call on the Web should visit the Investor Relations section of the Company’s website at least 15 minutes prior to the event broadcast, and follow the instructions provided to assure that the necessary audio applications are downloaded and installed. These programs can be obtained at no charge to the user.
A replay of the call will be available two hours after the completion of the call at (888) 286-8010 in the U.S., ((617) 801-6888 for international callers), pass code 62814687. The replay will be available through November 26, 2009.
—Financial Statements Follow—

VION PHARMACEUTICALS, INC.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Technology license fee revenue	$5	$8	$15	$35

Operating expenses:
Clinical trials	1,532	2,060	4,143	7,867
Other research and development	1,904	1,620	5,420	5,892

Total research and development	3,436	3,680	9,563	13,759
Marketing, general and administrative	1,079	1,872	4,523	5,655

Total operating expenses	4,515	5,552	14,086	19,414

Loss from operations	(4,510)	(5,544)	(14,071)	(19,379)

Interest expense	(1,671)	(1,521)	(5,675)	(4,539)
Interest income	1	224	11	991
Other income (expense), net	(55)	(3)	2,589	(15)

Loss before income taxes	(6,235)	(6,844)	(17,146)	(22,942)

Income tax provision	—	—	—	—

Net loss	($6,235)	($6,844)	($17,146)	($22,942)

Basic and diluted loss per share	($0.78)	($0.92)	($2.15)	($3.12)

Weighted-average number of shares of common stock outstanding	7,997	7,449	7,973	7,355

CONDENSED CONSOLIDATED BALANCE SHEET DATA

	Sep 30,	Dec 31,
(In thousands)	2009	2008
	(Unaudited)

Cash and cash equivalents	$18,928	$37,990
Total assets	19,830	39,474
Convertible senior notes	55,037	55,443
Total liabilities	60,363	62,858
Shareholders’ deficit	(40,533)	(23,384)

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